Exhibit 99.1

Earnings Release

ALTICE USA REPORTS SECOND QUARTER 2018 RESULTS

Accelerating Revenue Growth with Free Cash Flow Growth +73% YoY

Residential Data Units Growth; Video Units Better than Expected

Spin-Off from Altice N.V. Complete

August 2, 2018 (NEW YORK) - Altice USA (NYSE: ATUS) today reported results for the second quarter ended June 30, 2018.

Dexter Goei, Altice USA Chief Executive Officer, said: “We are very pleased with Altice USA’s second quarter performance, which included improved subscriber trends, accelerating revenue growth and a material step up in free cash flow. Our residential video business is trending better year over year and we continue to see significant increases in data usage on our broadband network, driven mostly by video streaming across multiple devices in the home. As a result, our customers are demanding faster broadband speeds and enhanced WiFi coverage. We are facilitating these evolving data consumption needs through our network upgrades to provide the best connectivity services and quality experience, allowing us to achieve continued improvements in our subscriber trends and higher cash flow conversion. Our investments in broadband including FTTH, Altice One and Altice Mobile, are advancing this strategy by providing a platform for converged fixed / wireless services and seamless integration of linear and OTT video content which we believe position us extremely well for the future. Lastly, the strong growth we are seeing in our a(4) targeted digital advertising business demonstrates our success in developing new and innovative products for advertisers.”

Altice USA Key Financial Highlights

•                  Revenue growth of +1.8% YoY in Q2 2018 to $2.36 billion, driven by Residential revenue growth of +1.0%, Business Services revenue growth of +4.2% and advertising revenue growth of +12.7%

•                  Adjusted EBITDA grew +1.5% YoY in Q2 2018 to $1.01 billion; Adjusted EBITDA margin was in line with prior year at 42.5% (+4.2% YoY Adjusted EBITDA growth excluding approximately $26 million of costs in the current period relating to i) the impact of consolidating i24 losses and legal matter accruals which were expenses not incurred in Q2 2017, and; ii) management fees and certain ATS US costs which will not be incurred in future periods(1). Excluding these items Adjusted EBITDA margin was 43.6%)

•                  Operating Free Cash Flow(2) declined -2.5% YoY in Q2 2018 to $765 million with an OpFCF margin of 32.4% vs. 33.8% in Q2 2017 with higher investment in key growth initiatives

•                  Free Cash Flow(3) grew +73.4% YoY in Q2 2018 to $488m, supporting the $1.5 billion cash dividend paid to all Altice USA shareholders immediately prior to the separation from Altice N.V.

(1)  i24 losses amounted to $10.7m in Q2 2018. Altice N.V. management fee of $5.8m in Q2 2018 ($30m per annum management fee eliminated following spin off from Altice N.V. in June 2018). Certain Altice Technical Services US (ATS US) costs will not be incurred in future periods following consolidation with Altice USA.

(2)  Operating Free Cash Flow (“OpFCF”) defined here as Adjusted EBITDA less cash capital expenditures.

(3)  Free Cash Flow defined here as cash flow from operating activities less cash capital expenditures (including deductions of cash interest, cash taxes and net changes in working capital)

	Three Months Ended June 30,
	2018	2017
($k)	Actual	Actual

Revenue	2,364,153	2,322,362
Adjusted EBITDA(4)	1,005,503	990,525
Net loss	(98,004)	(479,939)
Capital Expenditures (cash)	240,682	206,163

Altice USA Operational Highlights

•                  Total unique Residential customer relationships stable YoY (+0.1% YoY) with quarterly net losses of -4k in Q2 2018 improving compared to prior year (-12k in Q2 2017). Suddenlink driving improved customer trends YoY again with Optimum trends normalized in Q2 2018 as expected after Starz and storms impacts in Q1 2018

•                  Pay TV RGU quarterly net losses of -24k in Q2 2018 were better than the prior year (-37k in Q2 2017) due to another significant improvement in Suddenlink’s performance (-11k losses in Q2 2018 vs. -25k in Q2 2017) ahead of full expansion of Altice One rollout

•                  Residential broadband RGU quarterly net additions of +10k and telephony RGU net losses of -4k in Q2 2018 also improved compared to prior year (vs. +2k and -7k in Q2 2017 respectively)

•                  Residential ARPU increased 1.0% YoY to $140.2 in Q2 2018, supporting Residential revenue growth of +1.0% YoY which is expected to accelerate in 2H 2018 with rate event (fully effective only from end of June 2018)

•                  Solid Business Services revenue growth of +4.2% YoY in Q2 2018 boosted by strength in Enterprise & Carrier segment of +5.4% YoY with SMB growth of +3.6% YoY (expected to accelerate in 2H 2018 with rate event fully effective only from end of June 2018)

•                  Advertising revenue growth of 12.7% YoY in Q2 2018 supported by investment in multiscreen and national targeted audience capabilities

•                  Continued enhancement of data services with an increased demand for higher speed tiers and growing data usage; over 90% of Residential broadband gross additions taking download speeds of 100Mbps or higher at end of Q2 with over 60% of Optimum customers using over 100GB of data per month

•                  Up to 400Mbps broadband speeds were available across 88% of Altice USA’s footprint by the end of Q2 2018, including 98% of the Optimum footprint, with 73% of the Suddenlink footprint now able to receive up to 1 Gigabit speeds

(4)  See “Reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures” on page 9 of this release.

Altice USA 2018 and Medium-Term Financial Outlook Reiterated

For the full year 2018 Altice USA expects:

•                  Revenue growth ~2.5-3.0% YoY

•                  To increase investment for the continued rollout of Altice One, fiber (FTTH) deployment, and new MVNO network investment keeping with annual capex ~$1.3bn

Altice USA also reiterates its plan to expand its Adjusted EBITDA and cash flow margins over the medium- to long-term.

Additional Q2 2018 Highlights

Product & Service Enhancements

In the second quarter, the company continued expanding the availability of Altice One, the all-in-one entertainment platform that combines video, internet and connectivity into one experience. Altice One soft launched in the Suddenlink regions in the second quarter and we expect to complete the rollout in the third quarter. Altice One has been available throughout the Optimum footprint since January 2018 with the initial focus on gross additions and ensuring the best quality service. The migration of existing customers to the Altice One platform has commenced in the second half of 2018. A further update to the Altice One Operating System (OS) is expected to be launched in the second half of the year with new features for customers.

Network Investments to Enhance Broadband Speeds, Video Services and Reliability

Altice USA’s fiber-to-the-home (FTTH) deployment continues to progress well and the company remains on track to begin commercializing its fiber services later this year. Following successful beta trials, the company recently began its soft launch of a 1 Gig symmetrical internet-only service in select areas in the Optimum footprint.

While building the FTTH network, Altice USA also continues to roll out enhanced broadband services to its customers on its existing hybrid fiber coax (DOCSIS) cable network, mostly following digitalization and plant / CMTS upgrades. Of note, Suddenlink was once again rated the fastest Internet Service Provider in the U.S. for 2018, according to PC Mag(5), and Optimum was named the most reliable cable Internet Service Provider in the U.S. in the 2018 American Customer Satisfaction Index (ACSI) survey(6). As a result of our enhancements, an increasing number of consumers are selecting increased broadband speeds and using more data.

•                  Up to 400Mbps broadband speeds were available for 88% of Altice USA’s footprint by the end of Q2 2018 including 98% of the Optimum footprint;

•                  Altice USA continues to see over 90% of Residential broadband gross additions taking download speed tiers of 100Mbps or higher at the end of Q2 2018 (76% of the Residential customer base now take speeds of 100Mbps or higher, increased from just 39% at the end of Q2 2017);

•                  Up to 1 Gigabit speeds were available for 28% of Altice USA’s footprint by the end of Q2 2018, representing 73% of the Suddenlink footprint. In addition, the pace of new home builds at Suddenlink has accelerated, extending the existing network plant and addressable market;

•                  These upgrades are allowing the company to meet customer demand for higher broadband speeds with the average broadband speed taken by Altice USA’s customer base up 74% YoY to 162Mbps at the end of Q2 2018 (from 93Mbps at the end of Q2 2017). Average data usage per customer reached over 220GB as of the end of Q2 2018, growing over 20% YoY as customers are using our broadband services more and more. Optimum customers are connecting 10 devices in the home on average with over 60% of customers using over 100GB of data per month;

•                  Altice One is also improving customers’ broadband experience with an advanced WiFi router and WiFi mini repeaters, and a new Smart WiFi service is expected to launch by the end of 2018.

(5)  According to PC Mag, Suddenlink ranks as the #1 Residential-Direct Internet Service Provider.

(6)  Compared to other measured cable providers in the 2018 American Customer Satisfaction Index (ACSI) survey of customers rating their own Internet provider’s performance in Reliability of Speed and Service Consistency.

In addition, Altice USA continues its video QAM to IP transition on its cable network to enhance its video service delivery, and Altice One has been enabled for both QAM and IP video to support the transition.

The company’s focus with these network upgrades is on improving the quality of broadband WiFi / video services and cost efficiencies as well as boosting speeds. As well as initially expanding the availability of 1Gig broadband services, the upgraded coax network and new FTTH network will both be IP-based which is optimal for multi-device service offerings and will be access network technology (fixed and wireless) agnostic in the way services are offered to consumers. Continuous user interface improvements will be possible as well as reducing CPE cost and additional network cost efficiencies.

Mobile

In November 2017, Altice USA announced a multi-year strategic agreement with Sprint whereby Altice USA will utilize Sprint’s network to provide mobile voice and data services to its customers throughout the nation. In this agreement, Sprint will provide Altice USA with access to its full MVNO model, allowing Altice USA to connect its network to the Sprint Nationwide network and have control over the Altice USA mobile features, functionality, and customer experience. In addition, Altice USA maintains the flexibility to work with other network operators without having to swap customers’ SIM cards. During the second quarter, Altice USA continued developing the core network to support this infrastructure-based MVNO including upgrading and expanding its WiFi network. The connection to Sprint microsites to support Sprint’s network densification, which will benefit Altice USA’s MVNO service, is currently running well ahead of schedule. The commercial launch of a mobile service for Altice USA customers is still on track for 2019.

Content

i24NEWS recently secured a carriage agreement with another large MVPD for the distribution of the network, following separate carriage deals with Charter, Mediacom, and Altice USA’s Optimum and Suddenlink systems. With global headquarters in Tel Aviv, European headquarters in Paris, and U.S. headquarters in New York City, i24NEWS is the only 24/7 international news and current affairs channel broadcasting from the heart of the Middle East. It is available in millions of households worldwide, and offers live news reports daily to viewers, providing a unique and connected international news organization in the marketplace.

Altice USA Spin-Off Complete

On June 8, 2018 Altice USA announced that the planned separation of Altice USA from Altice N.V. had been implemented, as expected. The separation was effected by a spin-off of Altice N.V.’s 67.2% interest in Altice USA through a distribution in kind to Altice N.V. shareholders(7).

As part of the spin-off transaction, Altice USA paid a $1.5 billion cash dividend to all shareholders immediately prior to completion of the separation on June 6, 2018.

As a result of the spin-off there has been a significant increase in the free float of Altice USA from approximately 10% to 43.7% as of the end of July 2018 (based on public minorities economic ownership of Altice USA A- and B-shares, excluding sponsors and the Altice USA Next Concert).

(7)  The distribution excluded shares indirectly owned by Altice NV through Neptune Holding US LP (“Holding LP”).

Financial and Operational Review

For quarter ended June 30, 2018 compared to quarter ended June 30, 2017

•                  Reported revenue growth for Altice USA of +1.8% YoY in Q2 2018 to $2,364m:

•             Optimum revenue growth +1.6% YoY;

•             Suddenlink revenue growth +3.0% YoY.

•                  Adjusted EBITDA grew +1.5% YoY in Q2 2018 to $1,006m; Adjusted EBITDA margin was in line with prior year at 42.5%, compared to 42.7% in Q2 2017 (+4.2% YoY Adjusted EBITDA growth in Q2 2018 excluding approximately $26m of costs relating to i) the impact of consolidating i24 losses and legal matter accruals which were expenses not incurred in Q2 2017, and; ii) management fees and certain ATS US costs which will not be incurred in future periods(8). Excluding these items Adjusted EBITDA margin was 43.6%):

•             Optimum Adjusted EBITDA growth of +3.0% YoY; Adjusted EBITDA margin increased +0.6 percentage points YoY to 41.2% due to realization of efficiency savings (vs. 40.7% in Q2 2017);

•             Suddenlink Adjusted EBITDA declined -1.6% YoY; Adjusted EBITDA margin decreased -2.2 percentage points YoY to 45.4% mainly due to higher content expense from adding back Viacom content in Q4 2017 and less capitalization of CPE ahead of the full launch of Altice One (vs. 47.6% in Q2 2017).

•                  Cash capex for Altice USA was $241m in Q2 2018, representing 10.2% of revenue.

•                  OpFCF for Altice USA declined -2.5% YoY in Q2 2018 to $765m mostly reflecting increased investment in new fiber (FTTH) and the launch of Altice One:

•             Optimum OpFCF declined -1.7% YoY;

•             Suddenlink OpFCF declined -4.2% YoY due to higher content expense from adding back Viacom and higher capex related to a step up in new home builds.

•                  Free Cash Flow for Altice USA grew +73.4% YoY in Q2 2018 to $488m.

•                  Altice USA saw total unique Residential customer relationship quarterly net losses of -4k in Q2 2018, including Residential broadband RGU net additions of +10k, pay TV RGU net losses of -24k, and telephony RGU net losses of -4k in Q2 2018 (vs. +2k, -37k, and -7k in Q2 2017 respectively). Altice USA Residential ARPU per unique customer increased 1.0% YoY in Q2 2018 to $140.2:

•             Optimum’s base of unique Residential customer relationships grew by +2k net additions in Q2 2018, in line with last year with the customer trends normalizing as expected following the Starz dispute and multiple storms in Q1. Optimum achieved broadband RGU net additions of +8k, -13k pay TV RGU net losses and -4k telephony RGU net losses (compared to Q2 2017 with +10k broadband RGUs net additions, -12k pay TV RGU net losses and -1k telephony RGU net losses). Altice USA continues to have a strong competitive position in the Optimum footprint, enhanced with the recent full commercial launch of Altice One. Optimum Residential ARPU per unique customer was stable YoY (+0.1% YoY) with a delayed rate event only fully effective from the end of June 2018;

•             Customer trends at Suddenlink reflected normal seasonality in Q2 2018 but were better than the prior year. Suddenlink unique Residential customer relationship net losses of -5k in Q2 2018 were lower compared to -14k net losses in Q2 2017. Completing the rollout of Altice One across the Suddenlink footprint by the end of Q3

(8)  i24 losses amounted to $10.7m in Q2 2018. Altice N.V. management fee of $5.8m in Q2 2018 ($30m per annum management fee eliminated following spin off from Altice N.V. in June 2018). Certain Altice Technical Services US costs will not be incurred in future periods following consolidation with Altice USA.

2018 will further support trends here. Broadband RGUs grew in Q2 2018 with quarterly net additions of +2k (compared to broadband RGU net losses of -8k in Q2 2017). Pay TV RGU net losses of -11k were again significantly better than the prior year (-25k in Q2 2017). Telephony RGU net additions of +0k were also better than the prior year (vs. -7k in Q2 2017). Increased demand for higher speed broadband tiers at Suddenlink continues to drive growth in Residential ARPU per unique customer (+3.0% YoY).

•                  Altice USA’s Business Services revenue increased +4.2% YoY in Q2 2018 boosted by strength in the Enterprise & Carrier segment +5.4% due to several large wins in the Education & Carrier verticals. SMB revenue increased +3.6% YoY in Q2 supported by customer growth and increase in ARPU by sell-in of more services (SMB growth expected to accelerate in 2H 2018 with rate event fully effective only from end of June 2018). Overall customer growth of +2.2% YoY due to improved value proposition with voice and data bundles and reduced churn.

•                  Altice USA’s Advertising revenue increased +12.7% YoY in Q2 2018 primarily due to an increase in digital advertising revenue and an increase in data and analytics revenue. Altice USA now has a targeted, multi-screen platform, integrating TV and digital advertising into a single buy. This includes audience targeting supported by rich, privacy-compliant household data sets with an automated self-serve model for advertisers. Campaign management is supported by robust analytics and attribution.

•                  Altice USA’s programming costs increased +4.5% YoY in Q2 2018 due primarily to an increase in contractual programming rates, partially offset by the decrease in video customers. Programming costs per video customer are still expected to increase by high single digits going forward (+8.2% YoY in Q2 2018):

•             Optimum’s programming costs increased +2.1% YoY in Q2 2018 to $492m;

•             Suddenlink’s programming costs increased +12.3% YoY in Q2 2018 to $169m.

•                  Net debt for Altice USA at the end of the second quarter was $21,655m(9), an increase of $1,087m from the end of the first quarter of 2018 reflecting the $1.5bn cash dividend paid prior to completion of the spin-off of Altice USA from Altice N.V., partly offset by free cash flow generation. This represents consolidated LTM net leverage for Altice USA of 5.3x on a reported basis at the end of June 2018 (5.4x L2QA). Net leverage for Optimum was 5.3x and for Suddenlink was 5.3x at the end of June 2018 on LTM basis (5.4x L2QA for both respectively). The leverage target for Altice USA remains 4.5-5.0x net debt to EBITDA.

•                  Altice USA has seen significant and rapid deleveraging at both Optimum and Suddenlink since the completion of their respective acquisitions as a result of underlying growth and improved cash flow generation (consolidated LTM net leverage has fallen from 7.1x at Q2 2016 to 4.9x pre-cash dividend in Q2 2018).

•                  Altice USA’s blended weighted average cost of debt was 6.4% (6.7% for Optimum, 5.7% for Suddenlink) and the blended weighted average life was 6.3 years at the end of June 2018. There are no material maturities at Suddenlink until 2021, and near-term maturities at Optimum are covered by a $2.3bn revolving credit facility.

(9)  Excluding leases/other debt.

Altice USA Consolidated Operating Results

(Dollars in thousands, except per share data)

	Three Months Ended June 30,
	2018	2017 (10)
	Actual	Actual
Revenue:
Pay TV	1,034,404	1,071,163
Broadband	712,202	642,620
Telephony	163,499	178,261
Business services and wholesale	337,388	323,641
Advertising	109,898	97,501
Other	6,762	9,176
Total revenue	2,364,153	2,322,362
Operating expenses:
Programming and other direct costs	795,127	758,694
Other operating expenses	575,749	591,222
Restructuring and other expense	9,691	12,388
Depreciation and amortization	648,527	706,790
Operating income	335,059	253,268
Other income (expense):
Interest expense, net	(385,230)	(420,190)
Gain (loss) on investments and sale of affiliate interests, net	(45,113)	57,130
Gain (loss) on derivative contracts, net	42,159	(66,463)
Gain (loss) on interest rate swap contracts	(12,929)	9,146
Loss on extinguishment of debt and write-off of deferred financing costs	(36,911)	(561,382)
Other expense, net	(629)	(3,935)
Loss before income taxes	(103,594)	(732,426)
Income tax benefit	5,590	252,487
Net loss	(98,004)	(479,939)
Net loss (income) attributable to noncontrolling interests	149	(365)
Net loss attributable to Altice USA stockholders	(97,855)	(480,304)
Basic and diluted net loss per share	$(0.13)	$(0.73)
Basic and diluted weighted average common shares (in thousands)	737,069	659,145

(10)  Amounts for 2017 have been adjusted following required GAAP accounting standard changes to reflect the adoption of ASC 606, Revenue from Contracts with Customers, and ASU No. 2017-07 Compensation Retirement Benefits (Topic 715)

Reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures:

We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, income (loss) from discontinued operations, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.

We also use Adjusted EBITDA less cash Capital Expenditures, or Operating Free Cash Flow, as an indicator of the Company’s financial performance. We believe this measure is one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although it may not be directly comparable to similar measures reported by other companies.

Altice USA (Dollars in thousands)

	Three Months Ended June 30,
	2018	2017(11)
	Actual	Actual
Net loss	(98,004)	(479,939)
Income tax benefit	(5,590)	(252,487)
Other expense, net	629	3,935
Loss (gain) on interest rate swap contracts	12,929	(9,146)
Loss (gain) on derivative contracts, net	(42,159)	66,463
Loss (gain) on investments and share of affiliate interests, net	45,113	(57,130)
Loss on extinguishment of debt and write-off of deferred financing costs	36,911	561,382
Interest expense, net	385,230	420,190
Depreciation and amortization	648,527	706,790
Restructuring and other expense	9,691	12,388
Share-based compensation	12,226	18,079
Adjusted EBITDA	1,005,503	990,525
Capital Expenditures (accrued)	277,042	231,999
Adjusted EBITDA less Capital Expenditures (accrued)	728,461	758,526
Capital Expenditures (cash)	240,682	206,163
Adjusted EBITDA less Capital Expenditures (cash)	764,821	784,362

(11)  Amounts for 2017 have been adjusted following required GAAP accounting standard changes to reflect the adoption of ASC 606, Revenue from Contracts with Customers, and ASU No. 2017-07 Compensation Retirement Benefits (Topic 715).

Cablevision (Dollars in thousands)

	Three Months Ended June 30,
	2018	2017(12)
	Actual	Actual
Operating income	203,265	109,799
Depreciation and amortization	473,138	542,203
Restructuring and other expense	8,515	11,171
Share-based compensation	10,357	11,960
Adjusted EBITDA	695,275	675,133
Capital Expenditures (accrued)	184,775	158,749
Adjusted EBITDA less Capital Expenditures (accrued)	510,500	516,384
Capital Expenditures (cash)	170,356	141,166
Adjusted EBITDA less Capital Expenditures (cash)	524,919	533,967

Suddenlink (Dollars in thousands)

	Three Months Ended June 30,
	2018	2017(12)
	Actual	Actual
Operating income	131,794	143,469
Depreciation and amortization	175,389	164,587
Restructuring and other expense	1,176	1,217
Share-based compensation	1,869	6,119
Adjusted EBITDA	310,228	315,392
Capital Expenditures (accrued)	92,267	73,250
Adjusted EBITDA less Capital Expenditures (accrued)	217,961	242,142
Capital Expenditures (cash)	70,326	64,997
Adjusted EBITDA less Capital Expenditures (cash)	239,902	250,395

(12)  Amounts for 2017 have been adjusted following required GAAP accounting standard changes to reflect the adoption of ASC 606, Revenue from Contracts with Customers, and ASU No. 2017-07 Compensation Retirement Benefits (Topic 715).

Altice USA Customer Metrics

In thousands	Q1-17	Q2-17	Q3-17	Q4-17	FY-17	Q1-18	Q2-18
Homes Passed(13)	8,547.2	8,570.1	8,577.2	8,620.9	8,620.9	8,642.0	8,671.0
Residential (B2C)	4,548.4	4,536.9	4,529.0	4,535.0	4,535.0	4,543.4	4,539.8
SMB (B2B)	364.7	367.3	369.1	371.3	371.3	373.2	375.3
Total Unique Customer Relationships(14)	4,913.1	4,904.3	4,898.1	4,906.3	4,906.3	4,916.6	4,915.1
Pay TV	3,499.8	3,462.7	3,430.2	3,405.5	3,405.5	3,375.1	3,350.9
Broadband	4,002.8	4,004.4	4,020.9	4,046.2	4,046.2	4,072.6	4,082.1
Telephony	2,551.0	2,543.8	2,547.2	2,557.4	2,557.4	2,549.7	2,545.6
Total B2C RGUs	10,053.6	10,010.9	9,998.3	10,009.1	10,009.1	9,997.4	9,978.6
B2C ARPU ($)(15)	138.9	138.8	139.8	139.8	139.5	139.6	140.2

Optimum Customer Metrics

In thousands	Q1-17	Q2-17	Q3-17	Q4-17	FY-17	Q1-18	Q2-18
Homes Passed(13)	5,128.4	5,139.7	5,134.4	5,163.9	5,163.9	5,174.0	5,187.3
Residential (B2C)	2,886.9	2,889.1	2,887.0	2,893.4	2,893.4	2,888.0	2,889.7
SMB (B2B)	261.2	261.8	261.9	262.6	262.6	263.2	263.8
Total Unique Customer Relationships(14)	3,148.2	3,150.9	3,148.9	3,156.0	3,156.0	3,151.2	3,153.5
Pay TV	2,412.8	2,400.9	2,382.2	2,363.2	2,363.2	2,340.1	2,327.3
Broadband	2,636.4	2,646.0	2,653.1	2,670.0	2,670.0	2,673.4	2,681.3
Telephony	1,955.0	1,954.3	1,958.8	1,965.0	1,965.0	1,953.5	1,949.4
Total B2C RGUs	7,004.2	7,001.2	6,994.1	6,998.2	6,998.2	6,967.0	6,958.0
B2C ARPU ($)(15)	155.5	155.5	156.6	155.4	155.8	154.5	155.7

(13)  Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. For Cequel, broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 500 homes passed.

(14)  Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(15)  ARPU calculated by dividing the average monthly revenue for the respective quarter or annual periods derived from the sale of broadband, pay television and telephony services to Residential customers for the respective quarter by the average number of total Residential customers for the same period. Historical ARPU figures have been adjusted to reflect the adoption of the accounting standard change ASC 606, Revenue from Contracts with Customers.

Suddenlink Customer Metrics

In thousands	Q1-17	Q2-17	Q3-17	Q4-17	FY-17	Q1-18	Q2-18
Homes Passed(13)	3,418.7	3,430.4	3,442.8	3,457.1	3,457.1	3,468.0	3,483.7
Residential (B2C)	1,661.5	1,647.8	1,642.0	1,641.5	1,641.5	1,655.5	1,650.1
SMB (B2B)	103.4	105.5	107.2	108.7	108.7	109.9	111.5
Total Unique Customer Relationships(14)	1,764.9	1,753.3	1,749.2	1,750.2	1,750.2	1,765.4	1,761.6
Pay TV	1,087.0	1,061.8	1,048.0	1,042.4	1,042.4	1,035.0	1,023.6
Broadband	1,366.5	1,358.4	1,367.8	1,376.2	1,376.2	1,399.2	1,400.8
Telephony	596.0	589.5	588.4	592.3	592.3	596.2	596.1
Total B2C RGUs	3,049.4	3,009.7	3,004.2	3,010.9	3,010.9	3,030.4	3,020.5
B2C ARPU ($)(15)	109.9	109.8	110.3	112.2	110.8	113.6	113.1

Consolidated Net Debt as of June 30, 2018, breakdown by credit silo

Suddenlink (Cequel) - in $m	Actual	Coupon / Margin	Maturity
Sn. Sec. Notes	1,100	5.375%	2023
Sn. Sec. Notes	1,500	5.500%	2026
Term Loan	1,252	L+2.250%	2025
Suddenlink Sec.Debt	3,852
Senior Notes	1,250	5.125%	2021
Senior Notes	620	7.750%	2025
Senior Notes	1,050	7.500%	2028
Other debt & leases	2
Suddenlink Gross Debt	6,774
Total Cash	(128)
Suddenlink Net Debt	6,646
Undrawn RCF	350
WACD (%)	5.7%

Cablevision (Optimum) - in $m	Actual	Pro Forma	Coupon / Margin	Maturity
Guaranteed Notes	1,000	1,000	6.625%	2025
Guaranteed Notes	1,310	1,310	5.500%	2027
Guaranteed Notes	1,000	1,000	5.375%	2028
Senior Notes	500	—	7.625%	2018
Senior Notes	526	526	8.625%	2019
Senior Notes	1,000	1,000	6.750%	2021
Senior Notes	1,800	1,800	10.125%	2023
Senior Notes	750	750	5.250%	2024
Senior Notes	1,684	1,684	10.875%	2025
Term Loan	2,970	2,970	L+2.250%	2025
Term Loan	1,500	1,500	L+2.500%	2026
Drawn RCF	—	575	L+3.250%	2021
Other debt & leases	21	21
Cablevision New Debt / Total Debt LLC	14,061	14,136
Senior Notes	500	500	8.000%	2020
Senior Notes	649	649	5.875%	2022
Cablevision New Debt / Total Debt Corp	15,210	15,285
Total Cash	(253)	(253)
Cablevision Net Debt	14,957	15,032
Undrawn RCF	2,300	1,725
WACD (%)	6.6%	6.7%

Altice USA Pro Forma Net Leverage Reconciliation as of June 30, 2018

In $m
Altice USA	Suddenlink	Optimum	Altice USA Inc	Pro Forma
Gross Debt Consolidated	$6,774	$15,285	$—	$22,059
Cash	(128)	(253)	(0)	(381)
Net Debt Consolidated	6,646	15,032	(0)	21,678
LTM EBITDA GAAP(16)	1,250	2,812		4,062
L2QA EBITDA GAAP(16)	1,240	2,758		3,999
Net Leverage (LTM)	5.3x	5.3x		5.3x
Net Leverage (L2QA)	5.4x	5.4x		5.4x
WACD	5.7%	6.7%		6.4%

In $m
Altice USA Reconciliation to Financial Reported Debt	Actual	Pro Forma
Total Debenture and Loans from Financial Institutions (Carrying Amount)	21,520	21,520
Unamortized Financing Costs	255	255
Fair Value Adjustments	187	187
Total Value of Debenture and Loans from Financial Institutions (Principal Amount)	21,961	21,961
Other Debt & Capital Leases	23	23
Refinancing Impact	—	75
Gross Debt Consolidated	21,984	22,059
Cash	(381)	(381)
Net Debt Consolidated	21,603	21,678

(16)  Excludes management fees paid to Altice N.V.

Cablevision Operating Results

(Dollars in thousands)

	Three Months Ended June 30,
	2018	2017 (17)
	Actual	Actual
Revenue:
Pay TV	766,257	796,456
Broadband	449,426	405,199
Telephony	133,635	145,323
Business services and wholesale	236,763	230,964
Advertising	95,981	78,802
Other	3,665	2,782
Total revenue	1,685,727	1,659,526
Operating expenses:
Programming and other direct costs	591,846	570,939
Other operating expenses	408,963	425,414
Restructuring and other expense	8,515	11,171
Depreciation and amortization	473,138	542,203
Operating income	203,265	109,799

(17)  Amounts for 2017 have been adjusted following required GAAP accounting standard changes to reflect the adoption of ASC 606, Revenue from Contracts with Customers, and ASU No. 2017-07 Compensation Retirement Benefits (Topic 715)

Suddenlink Operating Results

(Dollars in thousands)

	Three Months Ended June 30,
	2018	2017 (17)
	Actual	Actual
Revenue:
Pay TV	268,147	274,707
Broadband	262,776	237,421
Telephony	29,864	32,938
Business services and wholesale	100,625	92,677
Advertising	18,366	18,699
Other	3,097	6,394
Total revenue	682,875	662,836
Operating expenses:
Programming and other direct costs	207,303	187,755
Other operating expenses	167,213	165,808
Restructuring and other expense	1,176	1,217
Depreciation and amortization	175,389	164,587
Operating income	131,794	143,469

Contacts

Head of Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

Head of Communications Altice USA
Lisa Anselmo: +1 929 418 4362 / lisa.anselmo@alticeusa.com

About Altice USA

Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million Residential and Business customers across 21 states through its Optimum and Suddenlink brands.